Exhibit B-1(b)

                  TMI - 1 FUEL CORP./OYSTER CREEK FUEL CORP.
                                  TERM SHEET

                                   July 1998

      This Term Sheet is delivered with a commitment letter of even date herewith (the "Commitment Letter") from The First National Bank of Chicago, First Chicago Capital Markets, Inc., PNC Capital Markets, Inc. and PNC Bank, National Association to the Borrowers and the Utilities referred to herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Commitment Letter.




Borrowers:                  TMI-1  Fuel Corp.  and  Oyster  Creek Fuel Corp.
                            (the "Borrowers").

Utilities:                  Jersey    Central   Power   &   Light   Company,
                            Metropolitan   Edison   Company,    Pennsylvania
                            Electric Company

Arrangers:                  First  Chicago  Capital  Markets,  Inc.  and PNC
                            Capital Markets,  Inc. (the  "Arrangers").  This
                            term   sheet   contemplates   a   best   efforts
                            arrangement,  whereby The First National Bank of
                            Chicago and PNC Bank, National Association will each seek internal credit approval to commit
                            $40 million as a Lender.

Administrative Agent:       The  First  National  Bank of  Chicago  (in such
                            capacity the "Administrative Agent").

Syndication Agent:          PNC   Bank,   National   Association   (in  such
                            capacity the "Syndication Agent").

Facilities:                 $190,000,000     364-Day     Revolving    Credit
                            Facilities (the "Facilities") with sublimits as follows:

                           Jersey Central Power & Light Company
                            $115.0 million
                            Metropolitan Edison Company         $       50.0
                            million
                            Pennsylvania Electric Company       $       25.0
                            million.

Purpose: The Facilities will provide for revolving loans funded directly by the Lenders (the "Advances") to provide liquidity support for taxable commercial paper ("CP Notes") issued by the Borrowers.

Lenders: The First National Bank of Chicago, PNC Bank, National Association and other banks selected by the Arrangers and reasonably satisfactory to the Borrowers (collectively, the "Lenders").


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                                                                               2


Syndication                 Management: The Arrangers will manage all aspects of
                            the syndication including, without limitation, the timing of offers to potential Lenders, the amounts offered to potential Lenders, the acceptance of commitments, and the compensation provided.

Term: The initial term of the Facilities will be 364 days. A renewal provision will provide for 364-Day extensions thereafter at the sole discretion of the Lenders.

Principal Amortization:     None.

Security/Credit Support:    Nuclear  fuel  leases  (each a "Lease")  between
                            the   Borrowers   and   Pennsylvania    Electric
                            Company,   Metropolitan   Edison  Company,   and
                            Jersey   Central  Power  &  Light  Company  (the
                            "Utilities")  obligating  the  Utilities  to pay
                            rent sufficient to pay all principal,  interest,
                            and fees of the Borrowers.  The Borrowers  would
                            pledge such  nuclear  fuel leases to the Lenders
                            as collateral for the Facilities,  together with
                            the  nuclear   fuel  leased   under  the  Leases
                            ("Nuclear Fuel"), all nuclear fuel contracts and any and all assets of, as well as all proceeds and moneys received by the Borrowers related to the Lease or Nuclear Fuel. The
                            Utilities would execute consents to such pledge in favor of the Lenders.

Availability:               The  aggregate   principal  amount  of  Advances
                            outstanding to either Borrower shall not at any time exceed the lesser of (a) $190,000,000 less the outstanding amount of CP Notes or (b) the Stipulated Casualty Value of all Nuclear Fuel leased at such time under the Leases less the outstanding amount of CP Notes.

                            "Stipulated Casualty Value" for any leased Nuclear Fuel is an amount equal to the acquisition cost for such Nuclear Fuel reduced by the aggregate total amount, if any, of Monthly Rent Components paid by the Utilities to the Borrowers with respect to such Nuclear Fuel. Monthly Rent Component will be defined in the Lease, but is generally described as the monthly charge for any leased Nuclear Fuel based on the amount of heat produced by such Nuclear Fuel.


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                                                                               3

Interest Rates:            At the Borrower's option:
                                 ABR
                           Eurodollar Rate plus .40%

                            "ABR" means an interest rate per annum equal to the greater of First Chicago's corporate base rate or the federal funds rate plus 1/2% per annum. Interest on ABR Advances will be computed for actual days elapsed on a 365-, or when appropriate 366-day-year basis.

                           "Eurodollar Rate" means the rate at which the Administrative Agent offers to place deposits in U.S. dollars with first-class banks in the London interbank market at 11:00 a.m. (London time) two business days prior to the borrowing date in the approximate amount of, and for a maturity corresponding to, the Administrative Agent's (in its capacity as a Lender) portion of the Advances, adjusted for Federal Reserve Board reserve requirements.

                           Interest periods for Eurodollar Rate-based Advances will be one, two, three or six months. Interest will be payable in arrears (i) with respect to ABR-based Advances on the last day of each quarter, (ii) with respect to Eurodollar Rate-based Advances on the last day of each interest period and, in the case of an interest period longer than three months, quarterly and
                           (iii) in any event upon any prepayment (whether due to acceleration or otherwise) and at maturity. Interest on all Advances and fees will be calculated for actual days elapsed on the basis of a 360-day-year.

                           The Credit Agreements governing the contemplated transaction (collectively, the "Credit Agreement") will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any prepayment of Eurodollar Rate Advances on a day other than the last day of an interest period with respect thereto. After default, the interest rate will be equal to the then-effective rate plus 2% per annum.


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                                                                               4

Administrative Agent and   An  Arrangement  Fee of $20,000  payable to each
Arranger Fees              of  the  Arrangers  on  the  Closing  Date;   and  an
                           Administrative Agency Fee of $16,000 payable to the Administrative Agent annually in advance on the Closing Date and each subsequent anniversary thereof.

Commitment Fee:             A  commitment  fee  equal to .125%  per annum on
                            the  average  daily  unborrowed  portion  of the
                            Facilities,  payable quarterly in arrears to the
                            Administrative  Agent for the ratable benefit of
                            the  Lenders   (including   the   Administrative
                            Agent) from the date of  execution of the Credit
                            Agreement until maturity.

Prepayment:                Optional  Prepayment:  The  Borrowers  shall have the
                           right, upon three business days notice, to prepay outstanding Advances under the Facilities subject to the payment of all breakage costs, if applicable.

                            Mandatory Prepayment: The Borrowers, as applicable, shall prepay outstanding Advances under the Facilities equal to the sum of: (a) the amount of Basic Rent in excess of Monthly Debt Service and (b) the amount received by the Borrowers related to a sale or transfer (other than by lease) of Nuclear Fuel to the Utilities or a third party. In lieu of prepaying outstanding Advances, or if the aggregate amount received by the Borrowers is in excess of outstanding Advances, the Borrowers may place any such amount in a collateral account for the benefit of the Lenders.

                           "Basic Rent", on a monthly basis, is equal to the cost of Nuclear Fuel which has been consumed in the generation of electricity plus any finance charges directly or indirectly incurred in connection with Nuclear Fuel which the Borrowers are not able to capitalize and finance. "Monthly Debt Service" for any month means the interest and principal due on indebtedness of the Borrowers and other costs incurred in connection with the Facilities and the Basic Documents (as defined herein).

Reduction of Commitment:    The  Borrowers  may at  their  discretion,  upon
                            three   business   days  notice,   terminate  or
                            cancel,  in whole or in  part,  the  Facilities,
                            subject   to  the   payment   in   full  of  any
                            outstanding  Advances  and all  interest,  fees,
                            and other amounts  payable under the Facilities,
                            and  the  payment  of  any  breakage   costs  if
                            applicable.


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                                                                               5


Conditions  Precedent to     Usual and customary for nuclear fuel financings
Closing                      of this type, including but not limited to:
                            (1) Receipt of legal opinions satisfactory in form and substance to the Administrative Agent from counsel to the Borrowers, the Utilities, and U.S. Trust Company, as the
                                  Owner Trustee;

                            (2) All representations and warranties in the Facilities and the Basic Documents (as defined below) shall be true and correct and no material adverse change in the financial condition, operations, properties, or assets of the Borrowers or the Utilities shall have occurred since June 30, 1998;

                            (3) The final terms and conditions of the Facilities and the transactions contemplated thereby and all documentation relating thereto, including the Leases (which shall be either new leases or amendments to the existing) shall be in form and substance satisfactory to the Administrative Agent and the Lenders and the Borrowers shall have performed and complied with all agreements and conditions contained in the Facilities;

                            (4) Receipt of copies of the Trust Agreements and the Leases and of appropriate and customary Lessee Letter Agreements, Security Agreements, Issuing and Paying Agent Agreement, Dealer Agreements, promissory notes and other related agreements (collectively and including the Credit Agreement and the CP Notes, the "Basic Documents") all of which shall be in form and substance satisfactory to the Administrative Agent and the Lenders;

                            (5) No Default or Event of Default shall have occurred under the Facilities and related documents or under the other Basic Documents;

                            (6) Delivery of standard certified resolutions, certified articles of incorporation and bylaws, incumbency certificates, good standing certificates and copies of all governmental and regulatory approvals, including, without limitation all governmental and regulatory approvals necessary for the Borrowers and the Utilities to enter into the Facilities and all Basic Documents;

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                                                                               6

                            (7) Delivery of written information satisfactory to the Administrative Agent and the Lenders regarding the Utilities' plans for addressing Year 2000 issues;

                            (8) All necessary UCC financing statements have been filed and duly recorded and there has been created and perfected a valid first priority security interest in the Collateral of the Borrowers securing all obligations of the Borrowers under the Facilities;

                            (9) All governmental and third party consents and approvals required shall have been obtained and shall be in form and substance satisfactory to the Administrative Agent and the Lenders;

                           (10) Payment of all reasonable fees and expenses, including reasonable fees and disbursements of legal counsel on the terms agreed to by the parties in this term sheet and elsewhere;

                           (11) Any other approvals, opinions or documents that the Administrative Agent or the Lenders may reasonably request;

                           (12) A certificate of the Utilities (a) acknowledging the Facilities, (b) stating that there has been no material adverse change in the Utilities' respective businesses or financial condition since June 30, 1998, and
                                  (c) certifying that the Utilities are not in default under the Basic Documents to which they are a party and such documents are in full force and effect;

                           (13) The Administrative Agent and the Lenders shall be reasonably satisfied with the CP Note dealers, the Issuing and Paying Agent Agreement and all CP Note offering materials.


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                                                                               7


Conditions  Precedent to     Usual and  customary  for nuclear fuel  financings
all Advances under the       of this type, including but not limited to:
  Facilities:

                            (1) All representations and warranties in the Facilities and all Basic Documents shall be true and correct ;

                            (2)   No  Default  or Event of  Default  shall  have
                                  occurred   and   be   continuing   under   the
                                  Facilities or under the Basic Documents;

                            (3) All other terms of the Facilities and the Basic Documents applicable to such Advances have been complied with;

                            (4) After giving effect to any Advances, the Stipulated Casualty Value of Nuclear Fuel subject to the Leases is greater than the sum of the outstanding amount of CP Notes and Advances under the Facilities

Representations and
Warranties:                 Usual and customary for nuclear fuel  financings
                            of this type, including but not limited to:

                            (1)   Existence and authority;

                            (2)   Execution and delivery of documents;

                            (3)   Required consents;

                            (4)   Binding effect;

                            (5)   No litigation and adverse rulings;

                            (6)   Financial   information   related  to  the
                                  Borrowers;

                            (7) No material adverse change since June 30, 1998;

                            (8) All of the capital stock of the Borrowers is owned by U.S. Trust or another acceptable owner trustee;


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                                                                               8


                            (9)   Title to properties;

                            (10)  Payment of Taxes;

                            (11)  Compliance     with     laws     including
                                  environmental, and ERISA;

                            (12)  Each   representation   and  warranty  of  the
                                  Borrowers set forth in any of the Basic Documents is true and correct;

                            (13) Adequacy of Utilities' Year 2000 preparations;

                            (14)  Disclosure; and

                            (15) Perfected first priority security interest in the Collateral.

Covenants:                  Usual and customary for nuclear fuel  financings
                            of this type, including but not limited to:

                            (1)   Maintain corporate existence;

                            (2)   Payment of obligations and taxes;

                            (3)   Financial reporting;

                            (4)   Default,   termination,   and   litigation
                                  notice;

                            (5)   Access    to   and    records;    maintain
                                  properties;

                            (6)   Indemnification of the Lenders;

                            (7)   Insurance;

                            (8) Compliance by Borrowers with obligations under Basic Documents;

                            (9) Achievement of Utilities' Year 2000 milestones as outlined in the letter dated July 10, 1998 to The First National
                                  Bank of Chicago;

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                                                                               9

                           (10) No Indebtedness, other than CP Notes and Advances under the Facilities not to exceed the lesser of $190,000,000 or the Stipulated Casualty value at such time of all Nuclear Fuel leased at such time under the Leases (Indebtedness shall be defined in the Facilities but is generally described as all items which in accordance with GAAP should be reflected on the liability side of a balance sheet and any guaranties, endorsements and contingent obligations);

                           (11) No liens other than liens in favor of the Lenders pursuant to the Security Agreements;

                           (12)     The  Borrowers   shall  not  engage  in  any
                                    business   other  than  owning  and  leasing
                                    Nuclear Fuel and engaging in the activities contemplated by the Facilities and the Basic Documents;

                           (13) Not sell, transfer, assign or otherwise dispose of material assets except pursuant to the Basic Documents;

                           (14)     No mergers or consolidations;

                           (15) No sale of capital stock of the Borrowers to any person other than the Utilities, their affiliates or U.S. Trust;

                           (16) No investments, loans, advances, guarantees or purchases of securities other than investments held in a collateral account for the benefit of the Lenders;

                           (17) No dividends other than amounts to the owner trustee in the nature of a reasonable fee for services rendered;

                           (18)     No sale of CP Notes  except with an offering
                                    memorandum      satisfactory      to     the
                                    Administrative Agent; and

                           (19) No amendment or waiver of any provision of the Leases, the other Basic Documents or any agreement or contract constituting part of the Collateral.


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                                                                              10

Events of Default:          Those usual and  customary for  transactions  of
                            this type, including but not limited to:

                            (1) any representation or warranty made or deemed made by the Borrowers or the Utilities in the Facilities or Basic Documents shall prove to be false or misleading in any material respect;

                            (2) failure by the Borrowers to make any payment of principal, interest or fees under the Facilities or in respect of the CP Notes when due, subject to applicable grace periods to be determined;


                            (3) failure of the Borrowers to make any other payment owing under the Facilities on or before 20 business days after such payment is due;

                            (4) failure by the Borrowers to observe or perform any negative covenant and certain affirmative covenants contained in the Facilities;

                            (5) failure by the Borrowers or the Utilities to observe or perform any other covenants, terms or conditions contained in the Facilities or the Basic Documents that continue for 30 days;

                            (6) voluntary or involuntary bankruptcy of either Borrower or any Utility;

                            (7) judgment against either Borrower for the payment of money in excess of $500,000 that remains undischarged or unstayed pending appeal for 30 days;

                            (8) any Event of Default under the Basic Documents or failure by any Utility to comply with the terms and covenants of the Letter Agreement to the Lenders to which it is a party;

                            (9)   termination of any Lease;


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                                                                              11

                        (10) failure of the security to provide a first priority perfected security interest to the Lenders;

                        (11)        any   material   provision   on  the   Basic
                                    Documents   shall  cease  to  be  valid  and
                                    binding on any party thereto;

                        (12)        ERISA defaults;

                        (13) failure by any Utility to observe or perform any covenant or obligation under such Utility's Letter Agreement to the Lenders; and

                        (14) defaults in payment or any other material obligation in respect of any nuclear fuel contract unless contested in good faith.

Remedies:                   Remedies  of the  Administrative  Agent  and the
                            Lenders for an Event of Default shall be usual and customary for transactions of this type including but not limited to:

                            (1) acceleration of all amounts outstanding under the Facilities;

                            (2)   termination  of   commitments   under  the
                                  Facilities; and

                            (3)   exercise  of  rights   with   respect  to  the
                                  Collateral.

Assignments                After the  closing  each Lender may, in its sole
and Participations:        discretion,  sell participations in its Advances
                           and in its commitment. Additionally, each of the Lenders will have the right, with the consent of the Borrowers and the Administrative Agent (which shall not be unreasonably withheld), to sell assignments
                           (and the Borrowers shall release the assignor Lender for the amount so assigned) in a minimum amount equal to the lesser of all of such Lender's Advances or $5,000,000. Notwithstanding the foregoing, neither
                           The  First  National  Bank of  Chicago  nor PNC Bank,
                           National Association shall sell participations in its Commitment or Advances or assign any portion of its Commitment or Advances without the prior written consent of the Utilities.


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                                                                              12


Expenses:                   The  expenses  of the  Administrative  Agent and
                            the  Arrangers,  whether  incurred  prior  to or
                            subsequent   to   closing,   in   investigation,
                            preparation,     negotiation,     documentation,
                            syndication,  administration and collection will
                            be for the account of the  Borrowers,  including
                            expenses  of and  fees  for  attorneys  for  the
                            Administrative  Agent and the Arrangers (who may
                            or may not be  employees  of the  Administrative
                            Agent or the  Arrangers)  and other advisors and
                            professionals   engaged  by  the  Administrative
                            Agent or the Arrangers.

Governing Law:              New York



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                                 *     *     *

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the financing contemplated hereby. Any commitment of The First National Bank of Chicago, PNC Bank, National Association and the other Lenders is subject to negotiation and execution of definitive Credit Documents in form and substance satisfactory to the Lenders and their respective counsel.